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                                                                   EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use of our reports dated March 31, 1995 related to the financial statements of La/Cal Energy Partners as of December 31, 1994 and for the year then ended and for the period from July 15, 1993 through December 31, 1993 and the statement of revenue and direct operating expenses of the Properties Contributed to La/Cal Energy Partners for the period from January 1, 1993 through July 14, 1993 included herein and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.

/s/  KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Shreveport, Louisiana
April 13, 1995